As filed with the Securities and Exchange Commission on March 25, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ramco-Gershenson Properties Trust

(Exact name of registrant as specified in its charter)

Maryland	13-6908486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27600 Northwestern Highway, Suite 200

Southfield, Michigan 48034
(248) 350-9900
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Dennis E. Gershenson

Chief Executive Officer
Ramco-Gershenson Properties Trust
27600 Northwestern Highway, Suite 200
Southfield, Michigan 48034
(248) 350-9900
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy To:

Donald J. Kunz, Esq.
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Ave.
Detroit, Michigan 48226-3583
(313) 465-7454 (telephone)
(313) 465-7455 (facsimile)

    Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Aggregate Price	Aggregate	Registration
to be Registered	Registered(1)	Per Unit(1)(2)	Offering Price(1)(3)(4)	Fee

Common Shares of Beneficial Interest, $0.01 par value

Preferred Shares of Beneficial Interest, $0.01 par value

Warrants

Total			$350,000,000	$44,345

(1)	There are being registered hereunder such indeterminate number of common shares, preferred shares and warrants to purchase common shares and preferred shares.
(2)	The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $350,000,000.
(4)	In U.S. dollars or the equivalent thereof in one or more foreign currencies or currency units or composite currencies, including the European Currency Unit.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 25, 2004

PROSPECTUS

Ramco-Gershenson Properties Trust

$350,000,000

Common Shares of Beneficial Interest,

Preferred Shares of Beneficial Interest, and Warrants.

     By this prospectus, Ramco-Gershenson Properties Trust may offer from time to time:

•	common shares of beneficial interest,

•	preferred shares of beneficial interest, and

•	warrants (exercisable for common shares or preferred shares).

     Throughout this prospectus, we refer to our common shares, preferred shares, and warrants as securities. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of such offering. That prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in any securities.

     Our common shares are listed on the New York Stock Exchange under the symbol “RPT.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

     We may sell securities directly to one or more purchasers, through agents or through underwriters or dealers. If we sell securities through agents or underwriters, we will name them in the prospectus supplement for that offering and describe in the prospectus supplement the applicable purchase price and any fees, commissions or discounts.

     Investing in the securities involves risk. See “Risk Factors” beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is                     , 2004

      You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of securities. Throughout this prospectus we refer to Ramco-Gershenson Properties Trust, a Maryland real estate investment trust, and its subsidiaries, including Ramco-Gershenson Properties, L.P. and Ramco-Gershenson, Inc., and their predecessors, as “we,” “our,” and “us” unless otherwise noted.

WHERE YOU CAN GET MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, also known as the “SEC.” You can receive copies of these reports, proxy and information statements and other information, at prescribed rates, from the SEC by addressing written requests to the SEC’s Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, you can read and copy our reports, proxy and information statements, and any other information or materials we file with the SEC at the public reference facilities and at the regional offices of the SEC, in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov.

      This prospectus is part of a “shelf” registration statement that we have filed with the SEC. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $350,000,000. This prospectus is part of the registration statement and does not include all of the information contained in the registration statement. For further information about us and the securities to be offered, you should review the registration statement. You can inspect or copy the registration statement, at prescribed rates, at the SEC’s public reference facilities at the addresses listed above.

      Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of those documents and when any of those documents is an exhibit to the registration statement, each such statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information and reports we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate in this prospectus by reference is an important part of this prospectus, and some of the information that we file after the date of this prospectus with the SEC will be incorporated automatically in this prospectus and update and supercede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2003, and

•	the description of our common shares contained in our registration statement on Form 8-A filed with the SEC on November 1, 1988 (which incorporates by reference pages 101-119 of our prospectus/ proxy statement filed with the SEC on November 1, 1988), as updated by the description of our common shares contained in our definitive proxy statement on Schedule 14A for our special meeting of shareholders held on December 18, 1997.

      We will provide, without charge, at the written or oral request of anyone to whom this prospectus is delivered, copies of the documents incorporated by reference in this prospectus other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing. Written requests should be directed to Ramco-Gershenson Properties Trust, 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034, Attention: Investor Relations. Telephone requests may be directed to (248) 728-1526. You may also obtain copies of these filings, at no cost, by accessing our website at http://www.ramco-gershenson.com; however, the information found on our website is not considered part of this prospectus.

FORWARD-LOOKING STATEMENTS

      Some of the statements in this prospectus are forward-looking statements. These forward-looking statements include statements relating to our performance. In addition, we may make forward-looking statements in future filings with the SEC and in written materials, press releases and oral statements issued by us or on our behalf. Forward-looking statements include statements regarding the intent, belief or current expectations of us or our officers, including statements preceded by, followed by or including forward-looking terminology such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict” or similar expressions, with respect to various matters.

      It is important to note that our actual results could differ materially from those anticipated from the forward-looking statements depending on various important factors, which include those factors discussed under “Risk Factors,” beginning on page 3, and the following:

•	economic conditions generally and in the commercial real estate and finance markets specifically,

•	changes in governmental regulations, tax rates and similar matters,

•	our cost of capital, which depends in part on our asset quality, our relationships with lenders and other capital providers, our business prospects and outlook and general market conditions, and

•	our success or failure in implementing our business strategy.

      You should read this prospectus, as well as the documents incorporated by reference in them, including our financial statements and the notes to financial statements, before deciding whether to invest in securities.

      All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not undertake to update any forward-looking statements that may be made by us or on our behalf in this prospectus or otherwise.

RISK FACTORS

      Investing in our securities involves risk. You should carefully consider the specific factors listed below, together with the cautionary statements under the caption “Forward-Looking Statements” and the other information included in this prospectus and the documents incorporated by reference, before purchasing our securities. The risks described below are not the only ones that we face. Additional risks that are not yet known to us or that we currently think are immaterial could also impair our business, operating results or financial condition. If any of the following risks actually occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of the securities could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Adverse market conditions may impede our ability to collect lease payments, which could adversely affect our business and operating results.

      The economic performance and value of our real estate assets are subject to all the risks associated with owning and operating real estate, including risks related to adverse changes in national, regional and local economic and market conditions. Our current properties are located in 12 states in the midwestern, southeastern and mid-Atlantic regions of the United States. The economic condition of each of our markets may be dependent on one or more industries. An economic downturn in one of these industries may result in a business downturn for our tenants, and as a result, these tenants may fail to make rental payments, decline to extend leases upon expiration, delay lease commencements or declare bankruptcy.

      Any tenant bankruptcies, leasing delays, or failure to make rental payments when due could result in the termination of the tenant’s lease, causing material losses to us and adversely impacting our operating results. If our properties do not generate sufficient income to meet our operating expenses, including future debt service, our income and results of operations would be adversely affected. During 2003, eight of our tenants filed for bankruptcy protection, representing a total of eight locations.

      In particular, if any of our anchor tenants becomes insolvent, suffers a downturn in business, or decides not to renew its lease or vacates a property and prevents us from re-letting that property by continuing to pay rent for the balance of the term, it may adversely impact our business. In addition, a lease termination by an anchor tenant or a failure of an anchor tenant to occupy the premises could result in lease terminations or reductions in rent by some of our non-anchor tenants in the same shopping center pursuant to the terms of their leases. In that event, we may be unable to re-let the vacated space.

      Similarly, the leases of some anchor tenants may permit them to transfer their leases to other retailers. The transfer to a new anchor tenant could cause customer traffic in the retail center to decrease, which would reduce the income generated by that retail center. In addition, a transfer of a lease to a new anchor tenant could also give other tenants the right to make reduced rental payments or to terminate their leases with us.

We may be unable to collect balances due from any tenants in bankruptcy, which would adversely affect our operating results.

      Any bankruptcy filings by or relating to one of our tenants or a lease guarantor would bar all efforts by us to collect pre-bankruptcy debts from that tenant, the lease guarantor or their property, unless we receive an order permitting us to do so from the bankruptcy court. The bankruptcy of a tenant or lease guarantor could delay our efforts to collect past due balances under the relevant leases and could ultimately preclude full collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, if at all, which may adversely affect our operating results and financial condition. As of December 31,

2003, seven of our eight tenants who declared bankruptcy in 2003 owed us a combined total of approximately $332,000 in unpaid rent relating to the period prior to their bankruptcy filings.

Several of our tenants represent a significant portion of our leasing revenues.

      As of December 31, we received 6.7% of our annualized base rent from Wal-Mart Stores Inc. Seven other tenants each represented at least 2.0% of our total annualized base rent, but none of such tenants represented more than 3.1% of our total annualized base rent. The concentration in our leasing revenues from a small number of tenants creates the risk that, should these tenants experience financial difficulties, our operating results could be adversely affected.

We face competition for the acquisition and development of real estate properties, which may impede our ability to grow our operations or may increase the cost of these activities.

      We compete with many other entities for the acquisition of retail shopping centers and land that is appropriate for new developments, including other REITs, institutional pension funds and other owner-operators of shopping centers. These competitors may increase the price we pay to acquire properties or may succeed in acquiring those properties themselves. In addition, the sellers of properties we wish to acquire may find our competitors to be more attractive buyers because they may have greater resources, may be willing to pay more, or may have a more compatible operating philosophy. In particular, larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital. In addition, the number of entities and the amount of funds competing for suitable properties may increase. This would increase demand for these properties and therefore increase the prices paid for them. If we pay higher prices for properties or are unable to acquire suitable properties at reasonable prices, our ability to grow may be adversely affected.

We may not be successful in identifying or completing suitable acquisitions and new developments that meet our criteria, which may affect our financial results and impede our growth.

      Integral to our business strategy is our ability to continue to acquire and develop properties. We may not be successful in identifying suitable real estate properties that meet our acquisition criteria and are compatible with our growth strategy or in consummating acquisitions or investments on satisfactory terms. We also may not be successful in identifying suitable areas for new development, negotiating for the acquisition of the land, obtaining required permits and authorizations, completing developments in accordance with our budgets and on a timely basis or leasing any newly-developed space. If we fail to identify or complete suitable acquisitions or developments within our budget, our financial condition and results of operations could be adversely affected and our growth could slow, which in turn could adversely impact the value of our securities.

Our redevelopment projects may not yield anticipated returns, which would adversely affect our operating results.

      A key component of our business strategy is exploring redevelopment opportunities at existing properties within our portfolio and in connection with property acquisitions. To the extent that we engage in these redevelopment activities, they will be subject to the risks normally associated with these projects, including, among others, cost overruns and timing delays as a result of the lack of availability of materials and labor, weather conditions and other factors outside of our control. Any substantial unanticipated delays or expenses could adversely affect the investment returns from these redevelopment projects and adversely impact our operating results.

Competition may affect our ability to renew leases or re-let space on favorable terms and may require us to make unplanned capital improvements.

      We face competition from similar retail centers within the trade areas in which our centers operate to renew leases or re-let space as leases expire. Some of these competing properties may be newer, better located or better tenanted than our properties. In addition, any new competitive properties that are developed within the trade areas in which we operate may result in increased competition for customer traffic and creditworthy tenants. We may not be able to renew leases or obtain new tenants to whom space may be re-let as leases expire, and the terms of renewals or new leases, including the cost of required renovations or concessions to tenants, may be less favorable to us than current lease terms. Increased competition for tenants may require us to make capital improvements to properties which we would not have otherwise planned to make. In addition, we face competition from alternate forms of retailing, including home shopping networks, mail order catalogues and on-line based shopping services, which may limit the number of retail tenants that desire to seek space in shopping center properties generally. If we are unable to re-let substantial amounts of vacant space promptly, if the rental rates upon a renewal or new lease are significantly lower than expected, or if reserves for costs of re-letting prove inadequate, then our earnings and cash flow will decrease.

We may be restricted from re-letting space based on existing exclusivity lease provisions with some of our tenants.

      In a number of cases, our leases contain provisions giving the tenant the exclusive right to sell clearly identified types of merchandise or provide specific types of services within the particular retail center or limit the ability of other tenants to sell that merchandise or provide those services. When releasing space after a vacancy, these provisions may limit the number and types of prospective tenants suitable for the vacant space. If we are unable to re-let space on satisfactory terms, our operating results would be adversely impacted.

Rising operating expenses could adversely affect our operating results.

      Our current properties and any properties we acquire in the future are and will be subject to risks associated with rising operating expenses, any or all of which may negatively affect us. If any property is not fully occupied or if revenues are not sufficient to cover operating expenses, then we could be required to expend funds for that property’s operating expenses. Our properties are subject to increases in real estate and other tax rates, utility costs, insurance costs, repairs and maintenance and administrative expenses.

      While most of our leases require that tenants pay all or a portion of the applicable real estate taxes, insurance and operating and maintenance costs, renewals of leases or future leases may not be negotiated on these terms, in which event we will have to pay those costs. If we are unable to lease properties on a basis requiring the tenants to pay all or some of these costs, or if tenants fail to pay required tax, insurance, utility and other expenses, we could be required to pay those costs, which could adversely affect our operating results.

The illiquidity of our real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties, which could adversely impact our financial condition.

      Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to complete the sale of a property. We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly adversely affect our financial condition and operating results.

If we suffer losses that are not covered by insurance or that are in excess of our insurance coverage limits, we could lose invested capital and anticipated profits.

      Catastrophic losses, such as losses resulting from wars, acts of terrorism, earthquakes, floods, hurricanes, tornadoes or other natural disasters, pollution or environmental matters, generally are either uninsurable or not economically insurable, or may be subject to insurance coverage limitations, such as large deductibles or co-payments. Although we currently maintain “all risk” replacement cost insurance for our buildings, rents and personal property, commercial general liability insurance and pollution and environmental liability insurance, our insurance coverage may be inadequate if any of the events described above occurred to, or caused the destruction of, one or more of our properties. Under that scenario, we could lose both our invested capital and anticipated profits from that property.

Recently-enacted U.S. federal income tax legislation reduces the maximum tax rates applicable to corporate dividends from 38.6% to 15%, which may make investments in corporations relatively more attractive than investments in REITs and negatively affect our stock price as a result.

      The recently-enacted Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “2003 Act”) reduces the maximum federal income tax rate applicable to ordinary income of individuals to 35% for the 2003 through 2010 tax years. The 2003 Act also reduces the rate on which individual stockholders are taxed on corporate dividends to a maximum of 15% for the 2003 through 2008 tax years. The reduced tax rate generally does not apply to ordinary dividends paid by REITs. This change in the maximum tax rate on qualifying dividends may make investments in corporate stock more attractive than investments in REITs, which could negatively affect our stock price.

Risks Related to Our Debt Obligations

We have substantial debt obligations, including variable rate debt, which may impede our operating performance and put us at a competitive disadvantage.

      Required repayments of debt and related interest can adversely affect our operating performance. As of December 31, 2003, we had $454.4 million of outstanding indebtedness, of which $38.6 million bears interest at a variable rate, and we have the ability to borrow an additional $50 million under our existing secured credit facility and $40 million under our existing unsecured credit facility. Increases in interest rates on our existing indebtedness would increase our interest expense, which could adversely affect our cash flow and our ability to pay dividends. For example, if market rates of interest on our variable rate debt outstanding as of December 31, 2003 increased by 100 basis points, the increase in interest expense on our existing variable rate debt would decrease future earnings and cash flows by approximately $286,000 annually.

      The amount of our debt may adversely affect our business and operating results by:

•	requiring us to use a substantial portion of our funds from operations to pay interest, which reduces the amount available for dividends,

•	placing us at a competitive disadvantage compared to our competitors that have less debt,

•	making us more vulnerable to economic and industry downturns and reducing our flexibility to respond to changing business and economic conditions, and

•	limiting our ability to borrow more money for operations, capital or to finance acquisitions in the future.

      Subject to compliance with the financial covenants in our borrowing agreements, our management and board of trustees have discretion to increase the amount of our outstanding debt at any time. We could become more highly leveraged, resulting in an increase in debt service costs that could adversely affect our cash flow and the amount available for distribution to our shareholders. If we increase our debt, we may also increase the risk of default on our debt.

Because we must annually distribute a substantial portion of our income to maintain our REIT status, we will continue to need additional debt and/or equity capital to grow.

      In general, we must annually distribute at least 90% of our taxable net income to our shareholders to maintain our REIT status. As a result, those earnings will not be available to fund acquisition, development or redevelopment activities. We have historically funded acquisition, development and redevelopment activities by:

•	retaining cash flow that we are not required to distribute to maintain our REIT status,

•	borrowing from financial institutions,

•	selling assets that we do not believe present the potential for significant future growth or that are no longer compatible with our business plan,

•	selling common shares and preferred shares, and

•	entering into joint venture transactions with third parties.

      We expect to continue to fund our acquisition, development and redevelopment activities in this way. Our failure to obtain funds from these sources could limit our ability to grow, which could have a material adverse effect on the value of our securities.

Our financial covenants may restrict our operating or acquisition activities, which may adversely impact our financial condition and operating results.

      The financial covenants contained in our mortgages and debt agreements reduce our flexibility in conducting our operations and create a risk of default on our debt if we cannot continue to satisfy them. The mortgages on our properties contain customary negative covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. In addition, if we breach covenants in our debt agreements, the lender can declare a default and require us to repay the debt immediately and, if the debt is secured, can ultimately take possession of the property securing the loan.

      In particular, our outstanding credit facility contains customary restrictions, requirements and other limitations on our ability to incur indebtedness, including limitations on total liabilities to assets and minimum debt service coverage and tangible net worth ratios. Our ability to borrow under our credit facility is subject to compliance with these financial and other covenants. We rely in part on borrowings under our credit facility to finance acquisition, development and redevelopment activities and for working capital. If we are unable to borrow under our credit facility or to refinance existing indebtedness, our financial condition and results of operations would likely be adversely impacted.

Mortgage debt obligations expose us to increased risk of loss of property, which could adversely affect our financial condition.

      Incurring mortgage debt increases our risk of loss because defaults on indebtedness secured by properties may result in foreclosure actions by lenders and ultimately our loss of the related property. We have entered into mortgage loans which are secured by multiple properties and contain cross collateralization and cross default provisions. Cross collateralization provisions allow a lender to foreclose on multiple properties in the event that we default under the loan. Cross default provisions allow a lender to foreclose on the related property in the event a default is declared under another loan. For federal income tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure but would not receive any cash proceeds.

Tax Risks

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for our shareholders.

      We operate in a manner so as to qualify as a REIT for federal income tax purposes. Although we do not intend to request a ruling from the IRS as to our REIT status, in the opinion of Honigman Miller Schwartz and Cohn LLP, we have qualified as a REIT since the commencement of our taxable year which began January 1, 2003. This opinion was issued in connection with the filing of the registration statement of which this prospectus is a part and is filed as an exhibit to that registration statement. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Honigman Miller Schwartz and Cohn LLP represents only the view of our tax counsel based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us and our Chief Executive Officer. Furthermore, both the validity of the opinion and our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution and shareholder ownership requirements on a continuing basis, the results of which will not be monitored by Honigman Miller Schwartz and Cohn LLP.

      If we were to fail to qualify as a REIT for any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to shareholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available to us for distribution to our shareholders, which in turn could have a material adverse impact on the value of, and trading prices for, the securities.

DESCRIPTION OF THE COMPANY

      We are a fully integrated, self-administered and self-managed real estate investment trust, also known as a “REIT,” that acquires, develops, manages and owns community shopping centers in the midwestern, southeastern and mid-Atlantic regions of the United States. As of December 31, 2003, we had a portfolio of 64 shopping centers totaling approximately 13.3 million square feet of gross leaseable area located in 12 states. Our shopping centers include 63 community shopping centers, including ten power centers and two single tenant facilities. We also own one enclosed regional mall. Our properties are located in convenient and easily-accessible locations with abundant parking which are close to residential communities and offer excellent visibility for our tenants and easy access for shoppers.

      For approximately half a century, Ramco-Gershenson, Inc. and its predecessor developed and owned shopping centers throughout the United States. Over that time, we developed or acquired over 60 shopping centers with a total of over 16.5 million square feet.

      We conduct substantially all of our business, and hold substantially all of our interests in our properties, through our operating partnership, Ramco-Gershenson Properties, L.P., either directly or indirectly through partnerships or limited liability companies which hold fee title to the properties. We have the exclusive power to manage and conduct the business of our operating partnership. As of December 31, 2003, our company owned approximately 85.2% of the interests in our operating partnership.

      Our executive offices are located at 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034. Our telephone number is (248) 350-9900.

USE OF PROCEEDS

      Except as otherwise provided for in the related prospectus supplement, we expect to use the net proceeds from the sale of any securities for general business purposes. These purposes may include:

•	acquisition of additional properties or other acquisition transactions,

•	repayments or refinancing of debt,

•	redevelopment of our properties,

•	development of new properties, and

•	working capital.

THE SECURITIES WE MAY OFFER

      We may sell from time to time, in one or more offerings, common shares of beneficial interest, preferred shares of beneficial interest, and/or warrants in a dollar amount that does not exceed $350,000,000. This prospectus contains only a summary of the securities we may offer. The specific terms of any securities actually offered for sale, together with the terms of that offering, the initial price and the net proceeds to us from the sale of such securities, will be set forth in an accompanying prospectus supplement. That prospectus supplement also will contain information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON SHARES

      This section describes the general terms and provisions of our common shares of beneficial interest, par value $.01 per share. This summary is not complete. We have incorporated by reference our declaration of trust and bylaws as exhibits to the registration statement of which this prospectus is a part. We have also incorporated by reference in this prospectus a description of our common shares which is contained in other documents we have filed with the SEC. You should read these other documents before you acquire any common shares.

General

      As of December 31, 2003 our authorized capital included 30,000,000 common shares, of which 16,794,591 shares were issued and outstanding. All common shares offered pursuant to any prospectus supplement will, when issued, be duly authorized, fully paid and non-assessable. This means that the full price for our common shares will be paid at issuance and that you, as a purchaser of such common shares will not be later required to pay us any additional monies for such common shares.

Dividends

      Subject to the preferential rights of the Series B Preferred Shares and any other shares or series of beneficial interest that we may issue in the future, and to the provisions of the declaration of trust regarding the restriction on transfer of common shares, holders of common shares are entitled to receive dividends on such shares out of our funds that we can legally use to pay dividends, when and if such dividends are declared by our board of trustees.

Voting Rights

      Subject to the provisions of our declaration of trust regarding restrictions on the transfer and ownership of shares of beneficial interest the holders of common shares have the exclusive power to vote on all matters presented to our shareholders unless the terms of any outstanding preferred shares gives the holders of preferred shares the right to vote on certain matters or generally. Under certain circumstances, holders of our 9.5% Series B Cumulative Redeemable Preferred Shares have the right to vote on certain matters (see “Description of Preferred Shares — Series B Preferred Shares — Voting Rights” below). Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. There is no cumulative voting in the election of our trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election, and the votes held by the holders of the remaining common shares, if any, will not be sufficient to elect any trustee.

Other Rights

      Subject to the provisions of our declaration of trust regarding restrictions on the transfer and ownership of shares of beneficial interest, including Series B Preferred Shares, each common share has equal distribution, liquidation and other rights, and has no preference, conversion, sinking fund, redemption or preemptive rights.

      Pursuant to our declaration of trust, any merger, consolidation or sale of all or substantially all of our assets or dissolution requires the affirmative vote of at least two-thirds of all the votes entitled to be cast by our shareholders on the matter. Any amendment to our declaration of trust, other than an amendment of any of the sections of our declaration of trust which provide that the matters described in the foregoing sentence must be approved by a two-thirds vote, requires the affirmative vote of at least a majority of all the votes entitled to be cast by our shareholders on the matter. Subject to any rights of holders of one or more classes or series of our preferred shares to elect one or more trustees, at a meeting of our shareholders, the affirmative vote of at least two-thirds of our shareholders entitled to vote in the election of trustees is required in order to remove a trustee. Our declaration of trust authorizes our board of trustees to increase or decrease the aggregate number of our authorized shares of beneficial interest and the number of shares of any class of beneficial interest.

Transfer Agent and Registrar

      The transfer agent and registrar for our common shares is the American Stock Transfer & Trust Company.

DESCRIPTION OF PREFERRED SHARES

      The following description of the material terms and provisions of the Series B Preferred Shares is only a summary and is qualified in its entirety by reference to our declaration of trust, which is incorporated by reference in this prospectus.

      Subject to the limitations prescribed by our declaration of trust, our board of trustees is authorized to establish the number of shares constituting each series of preferred shares and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our shareholders.

      Pursuant to our declaration of trust, our board of trustees may issue up to 10,000,000 preferred shares of beneficial interest, par value $.01 per share, classify any unissued preferred shares and reclassify any previously classified but unissued preferred shares of any class or series. All previously issued and outstanding Series A Preferred Shares have been reacquired by us and restored to the status of undesignated preferred shares. As of December 31, 2003, 1,000,000 9.5% Series B Cumulative Redeemable Preferred Shares (“Series B Preferred Shares”) of beneficial interest were issued and outstanding. The Series B Preferred Shares are fully paid and non-assessable.

Series B Preferred Shares

      The outstanding 1,000,000 Series B Cumulative Redeemable Preferred Shares were issued in a public offering. The terms of the Series B Preferred Shares are as follows:

Ranking

      The Series B Preferred Shares rank, with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, (i) senior to our common shares and to any other class or series of our shares of beneficial interest other than any class or series referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with any class or series of our shares of beneficial interest, the terms of which specifically provide that such class or series of shares of beneficial interest ranks on a parity with the Series B Preferred Shares as to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, and (iii) junior to any class or series of our shares of beneficial interest, the terms of which specifically provide that such class or series ranks senior to the Series B Preferred Shares as to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. For these purposes, our debt securities which are convertible into or exchangeable for our shares of beneficial interest or any other of our debt securities shall not constitute a class or series of our shares of beneficial interest.

Dividends

      The holders of our Series B Preferred Shares are entitled to receive, when, as and if authorized by our board of trustees, out of our assets legally available for the payment of dividends, cumulative cash dividends at the rate of 9.5% per annum of the $25.00 per share liquidation preference (equivalent to $2.375 per share). These dividends accrue and are cumulative from the date of the original issuance by the Company of shares of Series B Preferred Shares and are payable quarterly in arrears on the first day of January, April, July and October of each year or, if not a business day, the next succeeding business day. A dividend payable on the Series B Preferred Shares for any partial dividend period is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record as they appear in our shareholder records at the close of business on the applicable record date, which is such date designated by our board of trustees for the payment of dividends that is not more than 30 nor less than 10 days before the dividend payment date.

      Dividends will not be declared, paid or set apart for payment dividends on the Series B Preferred Shares if the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits the declaration, payment or setting apart for payment or provides that the declaration, payment or setting apart for payment would constitute a breach of or a default under any agreement, or if the declaration or payment is restricted or prohibited by law.

      Notwithstanding the foregoing, dividends on the Series B Preferred Shares accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. Except as described in the next paragraph, we will not declare or pay or set aside for payment of dividends, and we will not declare or make any distribution of cash or other property, directly or indirectly, on or with respect to any of our common shares, or any other class or series of our shares of beneficial interest ranking, as to dividends, on a parity with or junior to the Series B Preferred Shares (other than a dividend paid in common shares or in any other class or series of shares of beneficial interest ranking junior to the Series B Preferred Shares as to dividends and upon liquidation) for any period, nor will we redeem, purchase or otherwise acquire for consideration, or make any other distribution of cash or other property, directly or indirectly, or pay or make available any monies for a sinking fund for the redemption of any of our common shares, or on any other shares of beneficial interest ranking junior to or on a parity with the Series B Preferred Shares as to dividends or upon liquidation (except by conversion into or exchange for other shares of beneficial interest ranking junior to the Series B Preferred Shares as to dividends and upon liquidation, and except for, in accordance with certain provisions of our declaration of trust, under which Series B Preferred Shares owned by a shareholder in excess of the ownership limit discussed under the heading “Restrictions on Ownership and Transfer of Shares” below will be transferred to a trust and may be purchased by us under certain circumstances) unless full cumulative dividends on the Series B Preferred Shares for all past dividend periods and the then current dividend period have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

      When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon the Series B Preferred Shares and any other series of preferred shares of beneficial interest ranking on a parity as to dividends with the Series B Preferred Shares, we will declare any dividends upon the Series B Preferred Shares and any other series of preferred shares of beneficial interest ranking on a parity as to dividends with the Series B Preferred Shares proportionately so that the amount of dividends declared per share of Series B Preferred Shares and such other series of preferred shares of beneficial interest will in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Shares and such other series of preferred shares (which will not include any accrual in respect of unpaid dividends on such other series of preferred shares for prior dividend periods if such other series of preferred shares does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on the Series B Preferred Shares which may be in arrears.

      Holders of Series B Preferred Shares are not entitled to any dividend, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative dividends on the Series B Preferred Shares as described above. Any dividend payment made on the Series B Preferred Shares is first credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series B Preferred Shares accumulate as of the due date for the dividend payment on which they first become payable.

Liquidation Preference

      Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the holders of Series B Preferred Shares are entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of common shares or any other class or series of our shares of beneficial interest ranking junior to the Series B Preferred Shares as to liquidation rights. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Shares and the corresponding amounts payable on all other classes or series of shares of beneficial interest ranking on a parity with the Series B Preferred Shares in the distribution of assets, then the holders of the Series B Preferred Shares and all other classes or series of shares of beneficial interest ranking on a parity with the Series B Preferred Shares share proportionately in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series B Preferred Shares are entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the sale, lease or conveyance of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding-up.

Optional Redemption

      The Series B Preferred Shares are not redeemable before November 12, 2007. However, in order to ensure that we remain qualified as a REIT for federal income tax purposes, the Series B Preferred Shares are subject to provisions of our declaration of trust, under which Series B Preferred Shares owned by a shareholder in excess of the ownership limit discussed under the heading “Restrictions on Ownership and Transfer of Shares” below will be transferred to a trust and may be purchased by us under certain circumstances. On or after November 12, 2007, we may, at our option upon not less than 30 nor more than 60 days’ written notice, redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share plus all accrued and unpaid dividends (except as provided below), if any (whether or not declared) to the date fixed for redemption, without interest. If we redeem fewer than all of the outstanding Series B Preferred Shares, the Series B Preferred Shares to be redeemed will be redeemed proportionately (as nearly as may be practicable without creating fractional shares) or by lot or by any other equitable method as we may determine. Holders of Series B Preferred Shares to be redeemed must surrender the preferred shares at the place designated in such notice and are entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender of the preferred shares. If (i) we have given notice of redemption of any shares of Series B Preferred Shares, (ii) we have irrevocably set aside the funds necessary for the redemption (and, if the redemption date falls after a date designated by our board of trustees for the payment of a dividend and prior to the corresponding date on which a dividend is scheduled to be paid, we have irrevocably set aside the amount of cash necessary to pay the dividends payable on the date such dividends are to be paid in respect of the Series B Preferred Shares) in trust for the benefit of the holders of any Series B Preferred Shares so called for redemption, and (iii) we have given irrevocable instructions to pay such redemption price, and if applicable, such dividends, then from and after the redemption date dividends will cease to accrue on such Series B Preferred Shares, such Series B Preferred Shares will no longer be deemed outstanding and all rights of the holders of such Series B Preferred Shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon the redemption, without interest. The redemption provisions of the Series B Preferred Shares do not in any way limit or restrict our right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series B Preferred Shares at such price or prices as we may determine, subject to the provisions of applicable law.

      Unless we have declared and paid in cash, or we are contemporaneously declaring and paying, or we have declared and set aside a sum sufficient for the payment of, the full cumulative dividends on all Series B Preferred Shares for all past dividend periods and the then current dividend period, we may not redeem any Series B Preferred Shares unless we simultaneously redeem all outstanding Series B Preferred Shares and we may not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares except by exchange for shares of beneficial interest ranking junior to the Series B Preferred Shares as to dividends and amounts upon liquidation; except that we may purchase Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares or, subject to certain provisions of our declaration of trust, we may, under certain circumstances, purchase Series B Preferred Shares owned by a shareholder in excess of the ownership limit.

      We must give notice of redemption by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. We must mail a similar notice, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on our shareholder records. No failure to give such notice or any defect in the notice or in the mailing thereof affects the sufficiency of notice or validity of the proceedings for the redemption of any Series B Preferred Shares except as to a holder to whom notice was defective or not given. A redemption notice is conclusively presumed to have been duly given on the date mailed whether or not the holder actually received the redemption notice. Each notice must state (i) the redemption date; (ii) the redemption price; (iii) the number of Series B Preferred Shares to be redeemed; (iv) the place or places where certificates for Series B Preferred Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the Series B Preferred Shares to be redeemed will cease to accrue on the redemption date. If we redeem fewer than all of the Series B Preferred Shares held by any holder, the notice mailed to such holder must also specify the number of Series B Preferred Shares held by such holder to be redeemed.

      If a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, each holder of Series B Preferred Shares at the close of business of such dividend record date is entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before that dividend payment date. Except as described above and except to the extent the redemption price includes all accrued and unpaid dividends, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Shares for which a notice of redemption has been given.

      The Series B Preferred Shares that we redeem or repurchase will be restored to the status of authorized but unissued Series B Preferred Shares.

      The Series B Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption.

Voting Rights

      Holders of the Series B Preferred Shares do not have any voting rights, except as described below.

      Whenever dividends on any Series B Preferred Shares are in arrears for six or more consecutive or non-consecutive quarterly periods, a preferred dividend default will exist, and the holders of the Series B Preferred Shares (voting separately as a class with all other series of parity preferred shares of the Company upon which like voting rights have been conferred and are exercisable) are entitled to vote for the election of a total of two additional trustees of the Company at the next annual meeting of shareholders and at each subsequent meeting until all dividends accumulated on the Series B Preferred Shares and all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable have been fully paid or declared and a sum sufficient has been set aside to pay them. Upon such election, the number of members of our entire board of trustees will be increased by two trustees. If and when all accumulated dividends and the accrued dividend for the then current dividend period shall have been paid on such Series B Preferred Shares and all series of preferred shares upon which like voting rights have been conferred and are exercisable, the term of office of each of the additional trustees so elected will terminate and the entire board of trustees shall be reduced accordingly. So long as a preferred dividend default continues, any vacancy in the office of additional trustees elected under this section may be filled by written consent of the trustee elected as described in this paragraph who remains in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B Preferred Shares when they have the voting rights described above (voting separately as a class with all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable). Each of the trustees elected as described in this paragraph will be entitled to one vote on any matter.

      So long as any Series B Preferred Shares remain outstanding, we may not, without the affirmative vote or consent of the holders of two-thirds of the Series B Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (with the Series B Preferred Shares voting separately as a class): (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to the Series B Preferred Shares with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up or reclassify any of our authorized shares of beneficial interest into shares of beneficial interest of that kind, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of beneficial interest; or (ii) amend, alter or repeal the provisions of our declaration of trust or the articles supplementary relating to the Series B Preferred Shares, whether by merger, consolidation, transfer or conveyance of substantially all of our assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Shares or its holders; except that with respect to the occurrence of any of the events described in (ii) above, so long as the Series B Preferred Shares (or any equivalent class or series of shares issued by the surviving entity in any merger or consolidation to which we became a party) remain outstanding with the terms of the Series B Preferred Shares materially unchanged, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series B Preferred Shares and except that (A) any increase in amount of the authorized Series B Preferred Shares or the creation or issuance of any other series of preferred shares or (B) any increase in the number of authorized Series B Preferred Shares or any other series of preferred shares, in each case ranking on a parity with or junior to the Series B Preferred Shares of such series with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

      The foregoing voting provisions do not apply if, at or before the time when the act with respect to which the vote would otherwise be required is effected, all outstanding Series B Preferred Shares are redeemed or called for redemption upon proper notice and we deposit sufficient funds, in cash, in trust to effect the redemption.

      In any matter in which the Series B Preferred Shares may vote (as expressly provided in the articles supplementary relating to the Series B Preferred Shares), each Series B Preferred Share is entitled to one vote, except that when any other series of our preferred shares shall have the right to vote with the Series B Preferred Shares as a single class on any matter, the Series B Preferred Shares and such other series shall have with respect to such matters one vote per each $25.00 of stated liquidation preference.

Conversion

      The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities.

Transfer Agent and Registrar

      The transfer agent and registrar for the Series B Preferred Shares is the American Stock Transfer & Trust Company.

Issuance of Additional Series of Preferred Shares

      This section describes the general terms that will apply to any particular series of preferred shares of beneficial interest that we may offer by this prospectus and an applicable prospectus supplement in the future. When we issue a particular series of preferred shares, we will describe in the prospectus supplement that relates to the series (1) the specific terms of the preferred shares and (2) the extent to which the general terms described in this section apply to the preferred shares of that series. The description of preferred shares in this section and in any prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to our declaration of trust, including the articles supplementary relating to each series of preferred shares which will be filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of preferred shares.

      Prior to issuing a series or class of preferred shares, our board of trustees is required to set, subject to the provisions of our declaration of trust relating to restrictions on transfer and ownership of shares of beneficial interest and to the express terms of any class or series of preferred shares outstanding at the time, the following for such series:

•	terms,

•	preferences,

•	conversion or other rights,

•	voting powers,

•	restrictions,

•	limitations as to dividends or other distributions,

•	qualifications, and

•	terms or conditions of redemption.

This means our board of trustees could authorize the issuance of a class or series of preferred shares which could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.

      The applicable prospectus supplement relating to the offering of preferred shares will include the specific terms relating to such preferred shares, which may include the following:

•	the designation and stated value per share of such preferred shares,

•	the number of preferred shares to be included in the class or series,

•	the amount of the liquidation preference per share,

•	the initial public offering price at which such preferred shares will be issued,

•	the dividend rate (or method of calculation), the dates on which dividends will be paid and the dates from which dividends will begin to accumulate, if any,

•	any redemption or sinking fund provisions,

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT,

•	any conversion rights, and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

      All preferred shares offered pursuant to any prospectus supplement will, when issued, be duly authorized, fully paid and non-assessable. This means that the full price for our preferred shares will be paid at issuance and that you, as a purchaser of such preferred shares will not be later required to pay us any additional monies for such preferred shares.

DESCRIPTION OF WARRANTS

      We have no outstanding warrants to purchase our common shares or outstanding warrants to purchase our preferred shares. We may issue warrants for the purchase of common shares or preferred shares. We may issue warrants independently or together with any other securities offered by any prospectus supplement, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement, which we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the applicable warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants. The following summary is not complete and is subject to and qualified in its entirety by the provisions of the warrant agreement and the warrant certificates relating to each series of warrants which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of warrants.

      The prospectus supplement relating to any warrants we are offering will describe the specific terms relating to the offering, including some or all of the following:

•	the title of the warrants,

•	the offering price,

•	the exercise price of the warrants,

•	the aggregate number of common or preferred shares purchasable upon exercise of the warrants and, in the case of warrants for preferred shares, the designation, aggregate number and terms of the series of preferred shares purchasable upon exercise of the warrants,

•	the designation and terms of any series of preferred shares with which the warrants are being offered and the number of warrants being offered with such preferred shares,

•	the date, if any, on and after which the warrants and any related series of common shares or preferred shares will be transferable separately,

•	the date on which the right to exercise the warrants will commence and the date on which such right shall expire,

•	any federal income tax considerations, and

•	any other material terms of the warrants.

CERTAIN PROVISIONS OF MARYLAND LAW AND

OF OUR DECLARATION OF TRUST AND BYLAWS

      The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to Maryland law, our declaration of trust and our bylaws. We have incorporated by reference our declaration of trust and bylaws as exhibits to the registration statement of which this prospectus is a part.

Board of Trustees — Number, Classification and Vacancies

      Our declaration of trust and bylaws provide that our board of trustees will establish the number of trustees. Our board of trustees is currently comprised of eight trustees. Our bylaws also provide that a majority of the entire board of trustees may increase or decrease the number of trustees serving on our board of trustees. Any vacancy on our board of trustees, other than a vacancy created as a result of the removal of any trustee by the action of the shareholders, shall be filled, at any regular meeting or at any special meeting called for that purpose, by the majority of the remaining trustees.

      Pursuant to our declaration of trust, our board of trustees is divided into three classes of trustees. Trustees of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. We believe that classification of our board of trustees will help to assure the continuity and stability of our business strategies and policies as determined by the board of trustees. Holders of our common shares will have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our common shares will be able to elect all of the successors of the class of trustees whose terms expire at that meeting.

      The classified board provision could have the effect of making the replacement of incumbent trustees more time-consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the board of trustees. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control, even though the tender offer or change in control might be in the best interest of our shareholders.

Removal of Trustees

      Our declaration of trust provides that, subject to any rights of holders of one or more classes or series of preferred shares to elect one or more trustees, any trustee may be removed at any time, with or without cause, at a meeting of the shareholders, by the affirmative vote of the holders of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of trustees. If any trustee shall be so removed, our shareholders may take action to fill the vacancy so created. An individual so elected as trustee by the shareholders shall hold office for the unexpired term of the trustee whose removal created the vacancy.

Business Combinations

      Under Maryland law, “business combinations” between a Maryland REIT and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the trust’s shares; or

•	an affiliate or associate of the trust who, at any time within the two year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the trust.

      A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which such person otherwise would have become an interested shareholder. In approving such a transaction, however, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees.

      After the five-year prohibition, any business combination between the Maryland REIT and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of the trust, voting together as a single group; and

•	two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than voting shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or which are held by an affiliate or associate of the interested shareholder.

      These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

      The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has adopted a resolution that any business combination between us and any other person or entity is exempted from the provisions of the statute described in the preceding paragraphs. This resolution, however, may be altered or repealed, in whole or in part, by our board of trustees at any time.

Control Share Acquisitions

      Maryland law provides that control shares of a Maryland REIT acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the Maryland REIT are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the Maryland REIT may itself present the question at any shareholders meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the Maryland REIT may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the Maryland REIT to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

      The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the Maryland REIT is a party to the transaction, or (2) to acquisitions approved or exempted by the declaration of trust or bylaws of the Maryland REIT.

      Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. This provision of our bylaws may not be repealed or amended, nor may another provision that is inconsistent with this provision be adopted in either our bylaws or our declaration of trust, except upon the affirmative vote of a majority of all the votes cast by our shareholders at a meeting of shareholders duly called and at which a quorum is present.

Merger; Amendment to the Declaration of Trust

      Under Maryland law, a Maryland REIT generally cannot amend its declaration of trust or merge with another entity, unless approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by the Maryland REIT’s shareholders on the matter. A Maryland REIT may, however, provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our declaration of trust does not provide for a lesser percentage of shareholder votes for approval of a merger but does provide that most amendments to our declaration of trust may be approved by the affirmative vote of a majority of all votes entitled to be cast by our shareholders on the matter. However, amendments to provisions of our declaration of trust relating to the following: (1) our merger into another entity, (2) our consolidation with one or more other entities into a new entity, (3) the sale, lease, exchange or transfer of all or substantially of our assets, or (4) the termination of our existence must be approved by the affirmative vote of at least two-thirds of all votes entitled to be cast by our shareholders on the matter. Under Maryland law, the declaration of trust of a Maryland REIT may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or Maryland law governing REITs, without the affirmative vote or written consent of the shareholders. Our declaration of trust permits such action by our board of trustees.

Transfer of Assets; Consolidation

      Our declaration of trust provides that, subject to the provisions of any class or series of our shares outstanding, we may merge or consolidate with another entity or entities or sell or transfer all or substantially all of our property, if such action is approved by our board of trustees and by the affirmative vote of at least two-thirds of all of the votes entitled to be cast by our shareholders on the matter.

Termination of Ramco-Gershenson Properties Trust

      Subject to the provisions of any class or series of our shares at the time outstanding, our existence may be terminated at any meeting of our shareholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast by our shareholders on the matter.

Advance Notice of Trustee Nominations and New Business

      Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of trustees and the proposal of business to be considered by our shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by any shareholder who was a shareholder of record both at the time of giving notice and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the special meeting. Nominations of persons for election to the board of trustees at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees, or (3) provided that the board of trustees has determined that trustees shall be elected at such special meeting, by any shareholder who was a shareholder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.

      Anti-takeover Effect of Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws

      The business combination provisions of Maryland law, if we decide in the future to rescind our election to be exempt therefrom and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our declaration of trust on classification of the board of trustees and removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES

      In order for us to qualify as a REIT, no more than 50% in value of our outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as determined under certain attribution rules in the Internal Revenue Code), during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, if we, or an owner of 10% or more of us, actually or constructively owns 10% or more of one of our tenants (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from that tenant will not be qualifying income for purposes of the REIT gross income tests of the Internal Revenue Code (as described below). A REIT’s shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

      Because our board of trustees believes it is desirable for us to qualify as a REIT, our declaration of trust (as amended and restated), subject to customary exceptions, provides that no holder may own, or be deemed to own by virtue of the applicable attribution rules of the Internal Revenue Code, more than the ownership limit described below. The ownership attribution rules under the Internal Revenue Code are complex and may cause common shares actually or constructively owned by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common shares (or the acquisition of an interest in an entity that owns, actually or constructively, common shares) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common shares and thus subject those common shares to the ownership limit. Our board of trustees may, in its sole discretion and upon the vote of 75% of its members, grant an exemption from the ownership limit with respect to one or more persons who would not be treated as “individuals” for purposes of the Internal Revenue Code if that person submits to the board information satisfactory to the board, in its reasonable discretion, demonstrating that:

•	the person is not an individual for purposes of the Internal Revenue Code,

•	such ownership will not cause a person who is an individual to be treated as owning common shares in excess of the ownership limit, applying the applicable ownership attribution rules, and

•	such ownership will not otherwise jeopardize our status as a REIT.

      As a condition of a waiver, our board of trustees may, in its reasonable discretion, require undertakings or representations from the applicant to ensure that the conditions described above are satisfied and will continue to be satisfied as long as the person owns shares in excess of the ownership limit. Under some circumstances, our board of trustees may, in its sole discretion and upon the vote of 75% of its members, grant an exemption for individuals to acquire preferred shares in excess of the ownership limit. The ownership limit we refer to in this section means:

•	with respect to our common shares, 9.8%, in value or number of shares, whichever is more restrictive, of our outstanding common shares, and

•	with respect to any class or series of our preferred shares, 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of the applicable class or series of our preferred shares.

      Our board of trustees has the authority to increase the ownership limit from time to time, but it does not have the authority to do so to the extent that after giving effect to an increase, five beneficial owners of our common shares could beneficially own in the aggregate more than 49.5% of our outstanding common shares.

      In December 2002, our board of trustees granted an exception to the ownership limits described above with respect to the Series B Preferred Shares, provided, however, that no person may beneficially or constructively own in excess of 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding shares (including common shares and all series and classes of preferred shares).

      Our declaration of trust further prohibits:

•	any person from actually or constructively owning our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, and

•	any person from transferring our shares of beneficial interest if the transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.

      Any person who acquires, or attempts or intends to acquire, actual or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice to us immediately and provide us with any information that we may request in order to determine the effect of the transfer on our status as a REIT.

      If any purported transfer of our shares of beneficial interest or any other event would otherwise result in any person violating the ownership limit or the other restrictions in our declaration of trust, then the purported transfer will be void and of no force or effect with respect to the purported transferee as to that number of shares that exceeds the ownership limit and the purported transferee will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any shares in excess of the ownership limit will cease to own any right or interest) in these excess shares. Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. This automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our declaration of trust) prior to the date of the violating transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust (who will be designated by us and be unaffiliated with us and the purported transferee or owner) will be required to sell the excess shares to a person or entity who could own those shares without violating the ownership limit and distribute to the purported transferee an amount equal to the lesser of the price paid by the purported transferee for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the purported owner an amount equal to the lesser of the fair market value of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the purported transferee or owner, as applicable, will be distributed to the beneficiary of the trust. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority (at the trustee’s sole discretion and subject to applicable law) (1) to rescind as void any vote cast by a purported transferee prior to the discovery by us that its shares have been transferred to the trust and (2) to recast votes in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust. Any dividend or other distribution paid to the purported transferee or owner (prior to the discovery by us that its shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the ownership limit, then our declaration of trust provides that the transfer of the excess shares will be void.

      In addition, our shares of beneficial interest held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market value at the time of that devise or gift) and (b) the market value of such shares on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares of beneficial interest held in the trust. Upon the sale to us, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the purported owner.

      All certificates evidencing our shares of beneficial interest will bear a legend referring to the restrictions described above and a statement that we will furnish a copy of our declaration of trust to a shareholder on request and without charge.

      All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or other percentage between 1/2 of 1% and 5% as provided in the applicable rules and regulations under the Internal Revenue Code) of the lesser of the number or value of our outstanding shares of beneficial interest must give a written notice to us by January 30 of each year. In addition, each shareholder will, upon demand, be required to disclose to us in writing information with respect to the direct, indirect and constructive ownership of our shares of beneficial interest that our board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine our compliance with such provisions or requirements.

FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material federal income tax consequences and considerations relating to the acquisition, holding, and disposition of our securities. For purposes of this section under the heading “Federal Income Tax Considerations,” “we,” “our,” “us,” and the “Company” refer to Ramco-Gershenson Properties Trust, including its predecessor Ramco-Gershenson Properties Trust (formerly known as RPS Realty Trust), a Massachusetts business trust, but excluding all its subsidiaries and affiliated entities, and the “Operating Partnership” refers to Ramco-Gershenson Properties, L.P. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department (which are referred to in this section as “Treasury Regulations”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any description of the tax consequences summarized below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. This summary is also based upon the assumption that our operation and the operation of each of our subsidiaries and affiliated entities will be in accordance with any applicable organizational documents or partnership or limited liability company operating agreement. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	holders who receive securities through the exercise of employee stock options or otherwise as compensation;

•	persons holding securities as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

      This summary assumes that investors will hold their securities as capital assets, which generally means as property held for investment.

      The federal income tax treatment of holders of securities depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding securities to any particular holder will depend on the holder’s particular tax circumstances. You are urged to consult your own tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of securities.

Taxation of the Company

      We first elected to qualify as a REIT for the taxable year ended December 31, 1988 under Sections 856 through 860 of the Internal Revenue Code and applicable provisions of the Treasury Regulations, which set forth the requirements for qualifying as a REIT. Our policy has been and is to operate in such a manner as to qualify as a REIT for federal income tax purposes. If we so qualify, then we will generally not be subject to federal income tax on income we distribute to our shareholders. For any year in which we do not meet the requirements for qualification as a REIT, we will be taxed as a corporation. See “— Failure to Qualify” below.

      We have received an opinion from Honigman Miller Schwartz and Cohn LLP, our tax counsel, to the effect that since the commencement of our taxable year which began January 1, 2003, we have been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that our actual method of operation has enabled, and our proposed method of operation will enable, us to meet the requirements for qualification and taxation as a REIT. A copy of this opinion is filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that the opinion of Honigman Miller Schwartz and Cohn LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management regarding our assets and the past, present, and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Honigman Miller Schwartz and Cohn LLP or by us that we will so qualify for any particular year. The opinion was expressed as of the date issued, and will not cover subsequent periods. Honigman Miller Schwartz and Cohn LLP will have no obligation to advise us or the holders of securities of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge, or a court will not rule contrary to, the conclusions set forth in such opinions.

      Our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which has not been, and will not be, reviewed by Honigman Miller Schwartz and Cohn LLP. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain of our affiliated entities, the status of which may not have been reviewed by Honigman Miller Schwartz and Cohn LLP. Accordingly, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

      As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “— Requirements for Qualification — General”. While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our REIT status, or that we will be able to operate in accordance with the REIT requirements in the future.

      As a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our net income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a corporation or an entity treated as a corporation for federal income tax purposes. Rather, income generated by a REIT generally is taxed only at the shareholder level upon a distribution of dividends by the REIT. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the shareholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “Federal Income Taxation of Shareholders” below.

      As a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% excise tax. See “— Prohibited Transactions” and “— Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% excise tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we should fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the amount by which we fail the 75% gross income test or the amount by which we fail the 95% gross income test (whichever is greater), multiplied by (2) a fraction intended to reflect our profitability.

•	If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such sum over the amounts actually distributed plus retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet certain record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “— Requirements for Qualification — General”.

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a “taxable REIT subsidiary” (described below) if and to the extent the IRS successfully adjusts the reported amounts of these items.

•	If we own assets that were held on the first day of a taxable year for which we first requalify as a REIT after being subject to tax as a corporation under subchapter C of the Internal Revenue Code, or if we acquire any asset from a subchapter C corporation in a transaction in which gain or loss is not recognized, and we subsequently recognize gain on the disposition of any such asset during the ten-year period (referred to in this section as the “Recognition Period”) beginning on the date on which we requalify as a REIT or we acquire the asset (as the case may be), then the excess of (1) the fair market value of the asset as of the beginning of the Recognition Period, over (2) our adjusted basis in such asset as of the beginning of such Recognition Period (such excess referred to in this section as “Built-in Gain”) will generally be (with certain adjustments) subject to tax at the highest corporate income tax rate. In lieu of such taxation of the Built-in Gain, we may make an election so that, in the case of assets we held on the first day of the taxable year of requalification as a REIT, we would recognize the Built-in Gain the day before such first day, and, in the case of assets we acquire from a subchapter C corporation, the Built-in Gain would be recognized by such corporation on the day before such acquisition.

•	Certain of our subsidiaries are corporations and their earnings are subject to corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes, and state and local income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

      The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year; and

(7) that meets other tests described below, including tests with respect to the nature of its income and assets.

      The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We satisfy the requirements set forth in (1) through (5) above and believe that we satisfy the requirement set forth in (6) above. In addition, our declaration of trust (as amended and restated) currently includes certain restrictions regarding transfer of our shares of beneficial interest which are intended (among other things) to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above.

      To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares in which the record holders are to disclose the actual owners of such shares (that is, the persons required to include in gross income the dividends we paid). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Our failure to comply with these record keeping requirements could subject us to monetary penalties. A shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

      In addition, a trust generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

      Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs described below. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of the Operating Partnership and our other subsidiary partnerships are treated as our assets and items of income for purposes of applying the REIT requirements described below. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investment in the Operating Partnership.”

      Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of applying the gross income and asset tests applicable to REITs summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” (described below), that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. We have two qualified REIT subsidiaries. Other entities we wholly own, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of applying the REIT income and asset tests. Disregarded subsidiaries, along with our subsidiary partnerships, are sometimes referred to as “pass-through subsidiaries.”

      In the event that any of our disregarded subsidiaries ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or one of our other disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% (as measured by either voting power or value) of the securities of another corporation. See “— Income Tests” and “— Asset Tests” below.

      Taxable Subsidiaries. Effective after 2000, a REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a “taxable REIT subsidiary” of the REIT. (A taxable REIT subsidiary is referred to in this section as a “TRS.”) In addition, a corporation (other than a REIT or qualified REIT subsidiary) is generally treated as a TRS if a TRS of a REIT owns directly or indirectly securities possessing more than 35% of the total voting power, or having more than 35% of the total value, of the outstanding securities of the corporation. We have made a joint election with Ramco-Gershenson, Inc. effective January 1, 2001, to treat Ramco-Gershenson, Inc. as a TRS. Moreover, we have interests in several other corporations treated as TRSs. The separate existence of a TRS (such as Ramco-Gershenson, Inc.) or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, Ramco-Gershenson, Inc. is generally subject to corporate income tax on its earnings, and this may reduce the cash flow that we and our subsidiaries generate in the aggregate, and our ability to make distributions to our shareholders.

      A parent REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any undistributed income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of taxable subsidiary corporations in determining the parent’s compliance with the REIT requirements, these entities may be used by the parent REIT indirectly to undertake activities that the applicable rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income, such as management fees, that do not qualify under the 75% and 95% gross income tests described immediately below).

Income Tests

      In order to maintain qualification as a REIT, we must annually satisfy two gross income requirements. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must derive from (1) investments in real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), and gains from the sale of real estate assets, or (2) certain kinds of temporary investment of new capital. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must derive from some combination of such income from investments in real property and temporary investment of new capital (that is, income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

      For purposes of satisfying the gross income tests described above, “rents from real property” generally include rents from interests in real property, charges for services customarily furnished or rendered in connection with the rental of real property (whether or not such charges are separately stated), and rent attributable to personal property which is leased under, or in connection with, a lease of real property. However, the inclusion of these items as rents from real property is subject to the conditions described immediately below.

•	Any amount received or accrued, directly or indirectly, with respect to any real or personal property cannot be based in whole or in part on the income or profits of any person from such property. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. In addition, amounts received or accrued based on income or profits do not include amounts received from a tenant based on the tenant’s income from the property if the tenant derives substantially all of its income with respect to such property from the leasing or subleasing of substantially all of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by the REIT.

•	Amounts received from a tenant generally will not qualify as rents from real property in satisfying the gross income tests if the REIT directly, indirectly, or constructively owns, (1) in the case of a tenant which is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of a tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. (Such a tenant is referred to in this section as a “Related Party Tenant.”)

•	If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. The determination whether more than 15% of the rents received by a REIT from a property is attributable to personal property is based upon a comparison of the fair market value of the personal property leased by the tenant to the fair market value of all the property leased by the tenant.

•	Rents from real property do not include any amount received or accrued directly or indirectly by a REIT for services furnished or rendered to tenants of a property or for managing or operating a property, unless the services furnished or rendered, or management or operation provided, are of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Internal Revenue Code (that is, unless they are “usually or customarily rendered in connection with the rental of space for occupancy only” and are not otherwise considered “primarily for the tenant’s convenience”). Services, management, or operation which, if provided by a tax-exempt organization, would give rise to unrelated business taxable income (referred to in this section as “Impermissible Tenant Services”) will not be treated as provided by the REIT if provided by either an “independent contractor” (as defined in the Internal Revenue Code) who is adequately compensated and from whom the REIT does not derive any income, or by a TRS. If an amount received or accrued by a REIT for providing Impermissible Tenant Services to tenants of a property exceeds 1% of all amounts received or accrued by the REIT with respect to such property in any year, none of such amounts will constitute rents from real property. For purposes of this test, the income received from Impermissible Tenant Services is deemed to be at least 150% of the direct cost of providing the services. If the 1% threshold is not exceeded, only the amounts received for providing Impermissible Tenant Services will not qualify as rents from real property.

      Substantially all of our income derives from the Operating Partnership. The Operating Partnership’s income derives largely from rent attributable to our properties (which properties are referred to in this section as the “Properties”). The Operating Partnership also derives income from Ramco-Gershenson, Inc. to the extent that Ramco-Gershenson, Inc. pays dividends on shares owned by the Operating Partnership. The Operating Partnership does not charge, and is not expected to charge, rent that is based in whole or in part on the income or profits of any person except for rent based on a fixed percentage or percentages of receipts or sales. The Operating Partnership is not anticipated to derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rent.

      In addition, we do not believe that we derive (through the Operating Partnership) rent from a Related Party Tenant. However, the determination of whether we own 10% or more (as measured by either voting power or value) of any tenant is made after the application of complex attribution rules under which we will be treated as owning interests in tenants that are owned by our “Ten Percent Shareholders.” In identifying our Ten Percent Shareholders, each individual or entity will be treated as owning shares held by related individuals and entities. Accordingly, we cannot be absolutely certain whether all Related Party Tenants have been or will be identified. Although rent derived from a Related Party Tenant will not qualify as rents from real property and, therefore, will not be qualifying income under the 75% or 95% gross income tests, we believe that the aggregate amount of any such rental income (together with any other nonqualifying income) in any taxable year will not cause us to exceed the limits on nonqualifying income under such gross income tests.

      The Operating Partnership provides certain services with respect to the Properties (and will provide such services with respect to any newly acquired properties) through Ramco-Gershenson, Inc. Because Ramco-Gershenson, Inc. is a TRS, the provision of such services will not cause the amounts received by us (through our ownership interest in the Operating Partnership) with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests.

      We may indirectly receive distributions from TRSs or other corporations that are neither REITs nor qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

      In sum, our investment in real properties through the Operating Partnership and the provision of services with respect to those properties through Ramco-Gershenson, Inc. gives and will give rise mostly to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of such properties, or of our interest in the Operating Partnership, will generally qualify under the 75% and 95% gross income tests. We anticipate that income on our other investments will not result in our failing the 75% or 95% gross income test for any year.

      If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available if (1) our failure to meet such tests was due to reasonable cause and not due to willful neglect, (2) we attached a schedule of the sources of our income to our return, and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “— Taxation of REITs in General,” even if these relief provisions apply, a tax would be imposed with respect to the excess gross income.

Asset Tests

      At the close of each calendar quarter of our taxable year, we must also satisfy the following four tests relating to the nature of our assets. For purposes of each of these tests, our assets are deemed to include the assets of any disregarded subsidiary and our share of the assets of any subsidiary partnership, such as the Operating Partnership.

•	At least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, stock of corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans.

•	The value of any one issuer’s securities owned by us may not exceed 5% of the value of our assets. This asset test does not apply to securities of TRSs.

•	We may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. This asset test does not apply to securities of TRSs or to “straight debt” having specified characteristics.

•	The aggregate value of all securities of TRSs we hold may not exceed 20% of the value of our total assets.

      Notwithstanding the general rule that, for purposes of the REIT income and asset tests, we are treated as owning our proportionate share of the underlying assets of our subsidiary partnerships, if we hold indebtedness issued by such a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualified mortgage asset or otherwise satisfies the rules for “straight debt.”

      After meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we maintain adequate records with respect to the nature and value of our assets to enable us to comply with the asset tests and to enable us to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance. There can be no assurance, however, that we will always successfully take such action.

      We believe that our holdings of securities and other assets have complied and will continue to comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that we fail to meet the REIT asset requirements by reason of our interests in our subsidiaries or in the securities of other issuers or for some other reason.

Annual Distribution Requirements

      In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders each year in an amount at least equal to: (1) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction, our net capital gain and net income from foreclosure property, and with certain other adjustments) and (b) 90% of our net income, if any, from “foreclosure property” (described below); minus (2) the sum of certain items of non-cash income.

      These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the taxable year to which they relate and if paid on or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class, and is in accordance with the preferences among different classes of shares as set forth in our organizational documents. In addition, any dividend we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

      To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax we paid. Our shareholders would then increase the adjusted basis of their shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

      Net operating losses that we are allowed to carry forward from prior tax years may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of the shareholders, of any distributions that are actually made by us, which are generally taxable to the shareholders to the extent that we have current or accumulated earnings and profits. See “Federal Income Taxation of Shareholders — Federal Income Taxation of Taxable Domestic Shareholders — Distributions” below.

      If we fail to distribute during each calendar year at least the sum of: (1) 85% of our REIT ordinary income for that year; (2) 95% of our REIT capital gain net income for that year; and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such sum over the amounts actually distributed plus retained amounts on which income tax is paid at the corporate level. We believe that we have made, and intend to continue to make, timely distributions so that we are not subject to the 4% excise tax.

      In addition, if we dispose of any asset subject to the Built-in Gain Rule (described above), then depending on the character of the asset, we might be required to distribute 90% of the Built-in Gain (less our tax on such gain), if any, recognized on the disposition of such asset under the 90% distribution requirement described above.

      We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership stipulates that we, as general partner, must use our best efforts to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements. It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, as a result of timing differences between the actual receipt of cash (including distributions from the Operating Partnership) and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our “REIT taxable income” on the other hand. To avoid any failure to comply with the 90% distribution requirement, we will closely monitor the relationship between our “REIT taxable income” and cash flow, and if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement.

      Under certain circumstances, we may be able to cure a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will be required to pay interest, however, based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

      If we fail to qualify for taxation as a REIT in any taxable year, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year of termination of our REIT status. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Prohibited Transactions

      Net income derived from a “prohibited transaction” is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Operating Partnership owns interests in real property that is situated on the periphery of certain of the Properties. We and the Operating Partnership believe that this peripheral property is not held for sale to customers and that the sale of such peripheral property will not be in the ordinary course of the Operating Partnership’s business. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held primarily for sale to customers in the ordinary course of our business depends, however, on the facts and circumstances as they exist from time to time, including those relating to a particular property. As a result, no assurance can be given that we can avoid being deemed to own property that the IRS later characterizes as property held primarily for sale to customers in the ordinary course of our business, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment.

Foreclosure Property

      Foreclosure property is real property and any personal property incident to such real property (1) which is acquired by a REIT as the result of the REIT’s having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) the loan or lease related to which was acquired by the REIT at a time when default was not imminent or anticipated, and (3) which such REIT makes a proper election to treat as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property (i.e., property held for sale to customers in the ordinary course of business) in the hands of the selling REIT.

Tax Aspects of Investment in the Operating Partnership

General

      We hold a direct interest in the Operating Partnership and, through the Operating Partnership, hold an indirect interest in certain other partnerships and in limited liability companies classified as partnerships for federal income tax purposes (which, together, are referred to in this section as the “Partnerships”). In general, partnerships are “pass-through” entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in computing our “REIT taxable income.” See “Taxation of the Company — Income Tests” above. Any resultant increase in our “REIT taxable income” will increase the amount we must distribute to satisfy the REIT distribution requirements (see “Taxation of the Company — Annual Distribution Requirements” above) but will not be subject to federal income tax in our hands provided that we distribute such income to our shareholders. Moreover, for purposes of the REIT asset tests (see “Taxation of the Company — Asset Tests” above), we will include our proportionate share of the assets held by the Partnerships.

Entity Classification

      Our interests in the Partnerships involve special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership or any other Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. In general, under certain Treasury Regulations which became effective January 1, 1997 (referred to in this section as the “Check-the-Box Regulations”), an unincorporated entity with at least two members may elect to be classified either as a corporation or as a partnership for federal income tax purposes. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. For such an entity that was in existence prior to January 1, 1997, such as the Operating Partnership and most of the other Partnerships, the entity will have the same classification (unless it elects otherwise) that it claimed under the rules in effect prior to the Check-the-Box Regulations. In addition, the federal income tax classification of an entity that was in existence prior to January 1, 1997 will be respected for all periods prior to January 1, 1997 if (1) the entity had a reasonable basis for its claimed classification, (2) the entity and all members of the entity recognized the federal income tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. We believe that the Operating Partnership and each of the other Partnerships which existed prior to January 1, 1997 reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997, and such classification should be respected for federal income tax purposes. Each of them intends to continue to be classified as a partnership for federal income tax purposes, and none of them will elect to be treated as an association taxable as a corporation under the Check-the-Box Regulations.

      If the Operating Partnership or any of the other Partnerships were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change, which would likely preclude us from satisfying the asset tests and possibly the income tests (see “Taxation of the Company — Income Tests” and “Taxation of the Company — Asset Tests” above), and in turn would prevent us from qualifying as a REIT. See “Taxation of the Company — Failure to Qualify” above for a discussion of the effect of our failure to meet such tests for a taxable year. In addition, any change in the status of any of the Partnerships for federal income tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to the Properties

      Pursuant to Section 704(c) of the Internal Revenue Code and applicable Treasury Regulations, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as the Properties contributed to the Operating Partnership by the limited partners of the Operating Partnership) must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to in this section as the “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed with contributions of appreciated property (including the Properties contributed by the limited partners of the Operating Partnership). Consequently, the Operating Partnership’s partnership agreement requires allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code and the applicable Treasury Regulations. Where a partner contributes cash to a partnership at a time when the partnership holds appreciated (or depreciated) property, the applicable Treasury Regulations provide for a similar allocation of these items to the other (that is, the non-contributing) partners. These rules may apply to any contribution by us to the Operating Partnership or the other Partnerships of cash proceeds received in offerings of our securities, including any offering of common shares, preferred shares and warrants contemplated by this prospectus.

      In general, the limited partners that contributed appreciated Properties to the Partnerships will be allocated less depreciation, and increased taxable gain on sale, of such Properties. This will tend to eliminate the Book-Tax Difference. However, the special allocation rules of Section 704(c) and the applicable Treasury Regulations do not always rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Under the applicable Treasury Regulations, special allocations of income and gain and depreciation deductions must be made on a property-by-property basis. Depreciation deductions resulting from the carryover basis of a contributed property are used to eliminate the Book-Tax Difference by allocating such deductions to the non-contributing partners (for example, the Company) up to the amount of their share of book depreciation. Any remaining tax depreciation for the contributed property would be allocated to the partners who contributed the property. Each Partnership has elected the “traditional method” of rectifying the Book-Tax Difference under the applicable Treasury Regulations, pursuant to which if depreciation deductions are less than the non-contributing partners’ share of book depreciation, then the non-contributing partners lose the benefit of the tax deductions in the amount of the difference. When the property is sold, the resulting tax gain is used to the extent possible to eliminate any remaining Book-Tax Difference. Under the traditional method, it is possible that the carryover basis of the contributed assets in the hands of a Partnership may cause us to be allocated less depreciation and other deductions than would otherwise be allocated to us. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “Taxation of the Company — Annual Distribution Requirements” above.

      With respect to property purchased by (and not contributed to) the Operating Partnership, such property will initially have a tax basis equal to its fair market value and Section 704(c) of the Internal Revenue Code and the applicable Treasury Regulations will not apply.

Sale of the Properties

      The Partnerships intend to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties and other shopping centers and to make such occasional sales of the Properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that, in general, the Properties should not be considered dealer property (i.e., property held for sale to customers in the ordinary course of business) and that the amount of income from prohibited transactions, if any, will not be material. Whether property is dealer property is a question of fact that depends, however, on the particular facts and circumstances with respect to the particular transaction. No assurance can be given that any property sold by us or any of our Partnerships will not be dealer property, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. Our share of any gain realized by the Operating Partnership or any other Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “Taxation of the Company — Prohibited Transactions” above.

Taxation of Ramco-Gershenson, Inc.

      A portion of the amounts to be used to fund distributions to our shareholders is expected to come from distributions made by Ramco-Gershenson, Inc., our TRS, to the Operating Partnership. In general, Ramco-Gershenson, Inc. pays federal, state and local income taxes on its taxable income at regular corporate rates. Any federal, state or local income taxes that Ramco-Gershenson, Inc. is required to pay will reduce our cash flow from operating activities and our ability to make distributions to holders of our securities, including our common shares and our preferred shares.

Federal Income Taxation of Shareholders

Federal Income Taxation of Taxable Domestic Shareholders

      Distributions. Due to our status as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. The maximum federal income tax rate applicable to corporations is 35% and that applicable to ordinary income of individuals is currently 35% through 2010.

      On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax law reduced the maximum individual tax rate for dividends (for tax years from 2003 through 2008) and for long-term capital gains (for sales occurring after May 6, 2003 through 2008) generally to 15%. Without future congressional action, the maximum tax rate on dividends will increase to 35% in 2009 and 39.6% in 2011, and the maximum tax rate on long-term capital gains will increase to 20% in 2009. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends are generally not eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate will generally apply to:

•	our dividends attributable to dividends received by us from non-REIT corporations, such as TRSs;

•	our dividends attributable to our REIT taxable income in the prior taxable year on which we were subject to corporate level income tax (less the amount of such tax);

•	our dividends attributable to income in the prior taxable year from the sale of appreciated (i.e., Built-in Gain) property acquired by us from “C” corporations in carryover basis transactions (less the amount of corporate tax on such income); and

•	our distributions designated as long-term capital gain dividends (except to the extent of any depreciation recapture, which continues to be taxed at a 25% rate).

      Distributions that are designated as capital gain dividends will be taxed to shareholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its common or preferred shares. A similar treatment will apply to long-term capital gains we retain, to the extent that we elect the application of provisions of the Internal Revenue Code that treat shareholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to shareholders a corresponding credit for taxes paid by the REIT on such retained capital gains. Corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% through 2008 in the case of shareholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions. Pursuant to Treasury Regulations to be promulgated by the U.S. Treasury Department, a portion of our distributions may be subject to the alternative minimum tax to the extent of our items of tax preference, if any, allocated to the shareholders.

      The Internal Revenue Service has taken the position in published guidance that if a REIT has two classes of shares, it may designate distributions made to each class in any year as consisting of no more than such class’ proportionate share of particular types of income based on the total distributions paid to each class for such year, including distributions out of net capital gain. Consequently, if both common shares and preferred shares are outstanding, we intend to designate distributions made to the classes as consisting of particular types of income in accordance with the classes’ proportionate shares of such income. Thus, distributions of net capital gain will be allocated between holders of common shares and holders of preferred shares, if any, in proportion to the total distributions made to each class during the taxable year, or otherwise as required by applicable law.

      Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s common or preferred shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these common or preferred shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend we declare in October, November or December of any year and payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

      Net operating losses and capital losses that we are allowed to carry forward from prior tax years may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of the Company — Annual Distribution Requirements” above. Such losses, however, are not passed through to our shareholders and do not offset income of shareholders from other sources, nor would they affect the character of any distributions that we actually make, which are generally subject to tax in the hands of our shareholders to the extent that we have current or accumulated earnings and profits.

      We will be treated as having sufficient earnings and profits for a year to treat as a dividend any distribution we make for such year up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in “Taxation of the Company” above. As a result, taxable domestic shareholders may be required to treat certain distributions as taxable dividends even though we may have no overall, accumulated earnings and profits. Moreover, any “deficiency dividend,” which is a dividend to our current shareholders that is permitted to relate back to a year for which the IRS determines a deficiency in order to satisfy the distribution requirement for that year, will be treated as a dividend (an ordinary dividend or a capital gain dividend, as the case may be) regardless of our earnings and profits for the year in which we pay the deficiency dividend.

      Disposition of Common and Preferred Shares. In general, capital gains recognized by individuals and other non-corporate shareholders upon the sale or disposition of common or preferred shares will be subject to a maximum federal income tax rate of 15% through 2008 (applicable to long-term capital gains) if the shares are held for more than 12 months, and will be taxed at rates of up to 35% through 2010 (applicable to short-term capital gains) if the shares are held for 12 months or less. Gains recognized by shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available first to offset long-term capital gain (which is taxed at capital gain rates) and then short-term capital gain (which is taxed at ordinary income rates) of the shareholder, but not ordinary income of the shareholder (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). Capital losses recognized by a shareholder upon the disposition of shares held for not more than one year are considered short-term capital losses and are generally available first to offset short-term capital gain and then long-term capital gain of the shareholder, but not ordinary income of the shareholder (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as long-term capital loss to the extent of distributions received from us that are required to be treated by the shareholder as long-term capital gain.

      If a holder of common or preferred shares recognizes a loss upon a subsequent disposition of those shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of the recently adopted Treasury Regulations involving “tax shelters” could apply to require a disclosure filing with the IRS concerning the loss-generating transaction. While these regulations are directed toward tax shelters, they are quite broad, and apply to transactions that would not typically be considered tax shelters. In addition, legislative proposals have been introduced in Congress that, if enacted, would impose significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of common or preferred shares, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

      A redemption of preferred shares will be treated under section 302 of the Internal Revenue Code as a dividend subject to tax at ordinary income tax rates (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in section 302(b) of the Internal Revenue Code enabling the redemption to be treated as a sale or exchange of the preferred shares. The redemption will satisfy such test if it (1) is “substantially disproportionate” with respect to the holder (which will not be the case if only preferred shares are redeemed, since preferred shares generally do not have voting rights), (2) results in a “complete termination” of the shareholder’s stock interest in us, or (3) is not “essentially equivalent to a dividend” with respect to the shareholder, all within the meaning of section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of section 302(b) of the Internal Revenue Code is satisfied with respect to any particular holder of preferred shares will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their own tax advisors to determine such tax treatment. If a redemption of preferred shares is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the shareholder. The shareholder’s adjusted tax basis in the redeemed preferred shares would be transferred to the shareholder’s remaining stock holdings in the Company. If, however, the shareholder has no remaining stock holdings in the Company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

      Passive Activity Loss and Investment Interest Limitations. Taxable dividends that we distribute and gain from the disposition of common or preferred shares will not be treated as passive activity income, and therefore, shareholders generally will not be able to apply any “passive losses” against such income. Taxable dividends that we distribute and gain from the disposition of common or preferred shares generally may be treated as investment income for purposes of applying the limitation on the deductibility of investment interest.

Federal Income Taxation of Non-U.S. Shareholders

      The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of common and preferred shares applicable to non-U.S. shareholders. A “non-U.S. shareholder” is any person other than:

•	a citizen or resident of the United States,

•	a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

The following summary is based on current law and is for general information only. The summary addresses only selective and not all aspects of United States federal income and estate taxation.

      Ordinary Dividends. The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. shareholder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by treaty.

      In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of common or preferred shares. In cases where the dividend income from a non-U.S. shareholder’s investment in common or preferred shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. income tax at graduated rates, in the same manner as domestic shareholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation.

      Non-Dividend Distributions. Unless our common or preferred shares constitute a U.S. real property interest (referred to in this section as a “USRPI”), distributions by us which are not dividends out of our earnings and profits will generally not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If the common or preferred shares constitute a USRPI, as discussed below, distributions by us in excess of the sum of our earnings and profits plus the shareholder’s basis in its shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (which is referred to in this section as “FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic shareholder of the same type (that is, an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

      Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (referred to in this section as “USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations (as the case may be) (subject to alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

      Dispositions of Common or Preferred Shares. Unless the common or preferred shares constitute a USRPI, a sale of such shares by a non-U.S. shareholder generally will not be subject to U.S. taxation under FIRPTA. The shares will not be treated as a USRPI if less than 50% of our assets during a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

      Even if the foregoing test is not met, common and preferred shares nonetheless will not constitute a USRPI if we are a “domestically-controlled REIT.” A domestically-controlled REIT is a REIT less than 50% in value of the shares of which is held directly or indirectly by non-U.S. shareholders at all times during a prescribed testing period. We believe that we are, and we expect to continue to be, a domestically-controlled REIT and, therefore, the sale of the common or preferred shares should not be subject to taxation under FIRPTA. Because our common shares are publicly traded, however, no assurance can be given that we are or will be a domestically-controlled REIT.

      In the event that we do not constitute a domestically-controlled REIT, a non-U.S. shareholder’s sale of common or preferred shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (2) the selling non-U.S. shareholder held 5% or less of our outstanding shares at all times during a prescribed testing period.

      If gain on the sale of common or preferred shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

      Gain from the sale of common or preferred shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (1) if the non-U.S. shareholder’s investment in the common or preferred shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and either has a “tax home” in the United States or maintains in the United States an office or other fixed place of business to which the gain is attributable, the nonresident alien individual will be subject to tax on the individual’s capital gain at a 30% rate (or lower tax treaty rate, if applicable).

      Estate Tax. Common or preferred shares owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Federal Taxation of Tax-Exempt Shareholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (which is referred to in this section as “UBTI”). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held its common or preferred shares as “debt financed property” within the meaning of the Internal Revenue Code (that is, where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) the shares are not otherwise used in an unrelated trade or business, we believe that distributions from us and income from the sale of the shares should not give rise to UBTI to a tax-exempt shareholder.

      Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (9), (17) and (20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

      In certain circumstances, a pension trust that owns more than 10% of the value of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our shares, or (2) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of the value of our shares. We believe that we currently are not a pension-held REIT.

      Tax-exempt shareholders are urged to consult their tax advisor regarding the federal, state, local and foreign tax consequences of an investment in our common or preferred shares.

Other Tax Considerations

Information Reporting Requirements and Backup Withholding Tax

      Under certain circumstances, holders of common and preferred shares may be subject to backup withholding at a rate of 28% through 2010 on payments made with respect to, or cash proceeds of a sale or exchange of, common or preferred shares. Backup withholding will apply only if the shareholder (1) fails to furnish its taxpayer identification number, referred to in this section as a “TIN” (which, for an individual, would be his or her social security number), (2) furnishes an incorrect TIN, (3) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (4) under certain circumstances, fails to certify, under penalty of perjury, that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Shareholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a shareholder will be allowed as a credit against such shareholder’s United States federal income tax liability and may entitle such shareholder to a refund, provided that the required information is furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to, or gross proceeds from our redemption of shares or other securities from, any shareholders who fail to certify their non-foreign status, if applicable.

      Additional issues may arise pertaining to information reporting and backup withholding with respect to non-U.S. shareholders, and non-U.S. shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to non-U.S. shareholders is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a non-U.S. shareholder will be allowed as a credit against any United States federal income tax liability of such non-U.S. shareholder. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

Dividend Reinvestment Plan

      To the extent that a shareholder receives common shares or preferred shares pursuant to a dividend reinvestment plan, the federal income tax treatment of the shareholder and us will generally be the same as if the distribution had been made in cash. See “Federal Income Taxation of Shareholders” and “Taxation of the Company — Annual Distribution Requirements” above.

Legislative or Other Actions Affecting REITs

      The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in the common shares and preferred shares.

State and Local Taxes

      We are, and holders of common shares and preferred shares may be, subject to state, local, or other taxation in various state, local, or other jurisdictions, including those in which we or our shareholders transact business, own property or reside. The tax treatment in such jurisdictions may differ from the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state, local, and other tax laws on their investment in common shares and preferred shares.

Additional Tax Consequences for Holders of Warrants

      See the applicable prospectus supplement for a discussion of any additional tax consequences for holders of warrants offered by such prospectus supplement.

PLAN OF DISTRIBUTION

      We may sell our securities from time to time through underwriters or dealers, directly to purchasers, through agents or through a combination of any of these methods. We may also sell our securities directly to investors through subscription rights distributed to our shareholders. In connection with the distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell such unsubscribed securities directly, or through underwriters, to third parties. Any underwriter or agent involved in the offer and sale of securities will be named in the applicable prospectus supplement.

      We may distribute securities in one or more transactions at a fixed price or prices, at prices related to the prevailing market prices at the time of sale, or at negotiated prices (any of which may represent a discount from the prevailing market prices). We may also authorize underwriters acting as our agents to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

      Any underwriting compensation that we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on resale of securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended, and the rules and regulations thereunder. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

      Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

      If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to contracts will be neither less than nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (1) the purchase by an institution of securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (2) if securities are being sold to underwriters, we will have sold to such underwriters the total principal amount of securities less the principal amount covered by the contracts. Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

      Other than our common shares which are listed on the New York Stock Exchange, each series of securities will be a new issue of securities and will have no established trading market. Any common shares sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our common shares, may or may not be listed on a national securities exchange.

      Underwriters and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

LEGAL MATTERS

      The validity of any securities offered will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Certain tax matters will be passed upon for us by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan.

EXPERTS

      The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which report is incorporated herein by reference and which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in the method of accounting for the impairment or disposal of long-lived assets in 2002 and derivative instruments and hedging activities in 2001, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth all expenses payable by us (other than underwriting commissions and discounts) in connection with the offering of our common shares being registered by this registration statement. All amounts are estimated except the SEC registration fee, the NYSE supplemental listing fee and the NASD filing fee.

SEC registration fee	$44,345
NYSE supplemental listing fee	*
NASD filing fee	*
Transfer agent fees	*
Warrants agent fees	*
Legal fees and expenses	*
Accounting fees and Expenses	*
Printing expenses	*
Miscellaneous	*

Total	*

*	To be filed by amendment.

Item 15.	Indemnification of Directors and Officers

      Under Maryland law, a real estate investment trust formed in Maryland is permitted to limit, by provision in its declaration of trust, the liability of its trustees and officers to the trust and shareholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) acts or omissions involving active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust (as amended and restated) contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

      Our declaration of trust permits us, and our Bylaws require us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify any trustee or officer (a) against reasonable expenses incurred by him in the successful defense (on the merits or otherwise) of any proceeding to which he is made a party by reason of such status or (b) against any claim or liability to which he may become subject by reason of such status unless it is established that (i) the act or omission giving rise to the claim was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. We are also required by our Bylaws to pay or reimburse, in advance of a final disposition, reasonable expenses of a trustee or officer made a party to a proceeding by reason of his status as such, provided, however, that in accordance with Maryland law, we have received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard for indemnification under such Bylaws and a written undertaking to repay such expenses if it shall ultimately be determined that the applicable standard was not met.

      Under Maryland law, a real estate investment trust formed in Maryland is permitted to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law for directors and officers of Maryland corporations. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgement in a suit by or in the right of the corporation.

Item 16.	Exhibits

      The following exhibits are filed herewith or incorporated by reference:

Exhibit
Number	Description of Exhibit

1	The forms of underwriting agreement with respect to each series of securities registered hereunder and issued pursuant hereto will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
4.1	Amended and Restated Declaration of Trust of the Registrant, dated October 2, 1997, incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997.
4.2	Articles Supplementary Classifying 1,150,000 Preferred Shares of Beneficial Interest as 9.5% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest of the Registrant, dated November 8, 2002, incorporated by reference to Exhibit 4.1 to the Current Report of the Registrant on Form 8-K dated November 5, 2002 and incorporated herein by reference.
4.3	By-Laws of the Registrant adopted October 2, 1997, incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997.
4.4	The form or forms of securities with respect to each particular series of securities registered hereunder and issued pursuant hereto will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
4.5	The form of any articles supplementary to the Registrant’s declaration of trust, with respect to any preferred shares registered hereunder and issued pursuant hereto will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
4.6	The form or forms of common shares warrant agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
4.7	The form or forms of preferred shares warrant agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
4.8	The form or forms of any warrant with respect to each particular series of warrants registered hereunder and issued pursuant hereto will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
5.1	Opinion of Ballard Spahr Andrews and Ingersoll, LLP as to the validity of the securities.
8.1	Opinion of Honigman Miller Schwartz and Cohn LLP as to certain tax matters.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Ballard Spahr Andrews and Ingersoll, LLP (included in Exhibit 5.1).
23.3	Consent of Honigman Miller Schwartz and Cohn LLP (included in Exhibit 8.1).
24.1	Powers of Attorney (included on signature pages).

Item 17.	Undertakings

      (1) The undersigned registrant hereby undertakes:

a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, the paragraphs (a)(i) and (a)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant pursuant to the foregoing provisions, or otherwise has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (4) The undersigned registrant hereby undertakes that:

a. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

b. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on March 25, 2004.

RAMCO-GERSHENSON PROPERTIES TRUST

By:	/s/ DENNIS E. GERSHENSON

Dennis E. Gershenson
Chief Executive Officer

POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Dennis E. Gershenson, Richard E. Gershenson and Richard J. Smith his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOEL D. GERSHENSON Joel D. Gershenson	Chairman of the Board of Trustees	March 25, 2004

/s/ DENNIS E. GERSHENSON Dennis E. Gershenson	President, Chief Executive Officer and Trustee (Principal Executive Officer)	March 25, 2004

/s/ RICHARD J. SMITH Richard J. Smith	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 25, 2004

/s/ STEPHEN R. BLANK Stephen R. Blank	Trustee	March 25, 2004

/s/ ARTHUR H. GOLDBERG Arthur H. Goldberg	Trustee	March 25, 2004

/s/ JAMES GROSFELD James Grosfeld	Trustee	March 25, 2004

Signature	Title	Date

/s/ ROBERT A. MEISTER Robert A. Meister	Trustee	March 18, 2004

/s/ JOEL M. PASHCOW Joel M. Pashcow	Trustee	March 25, 2004

/s/ MARK K. ROSENFELD Mark K. Rosenfeld	Trustee	March 25, 2004

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

1	The form of underwriting agreement with respect to each series of securities registered hereunder and issued pursuant hereto will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
4.1	Amended and Restated Declaration of Trust of the Registrant, dated October 2, 1997, incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997.
4.2	Articles Supplementary Classifying 1,150,000 Preferred Shares of Beneficial Interest as 9.5% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest of the Registrant, dated November 8, 2002, incorporated by reference to Exhibit 4.1 to the Current Report of the Registrant on Form 8-K dated November 5, 2002 and incorporated herein by reference.
4.3	By-Laws of the Registrant adopted October 2, 1997, incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997.
4.4	The form or forms of securities with respect to each particular series of securities registered hereunder and issued pursuant hereto will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
4.5	The form of any articles supplementary to the Registrant’s declaration of trust, with respect to any preferred shares registered hereunder and issued pursuant hereto will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
4.6	The form or forms of common shares warrant agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
4.7	The form or forms of preferred shares warrant agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
4.8	The form or forms of any Warrant with respect to each particular series of Warrants registered hereunder and issued pursuant hereto will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
5.1	Opinion of Ballard Spahr Andrews and Ingersoll, LLP as to the validity of the securities.
8.1	Opinion of Honigman Miller Schwartz and Cohn LLP as to certain tax matters.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Ballard Spahr Andrews and Ingersoll, LLP (included in Exhibit 5.1).
23.3	Consent of Honigman Miller Schwartz and Cohn LLP (included in Exhibit 8.1).
24.1	Powers of Attorney (included on signature pages).